Exhibit 99.2

1615 Poydras Street • New Orleans, LA 70112	Financial & Media Contact:
David P. Joint
(504) 582-4203
McMoRan Exploration Co. Announces
Appointment of Two New Members to its Board of Directors
NEW ORLEANS, LA, December 30, 2010 — McMoRan Exploration Co. (NYSE: MMR) announced today the appointment of James C. Flores and John F. Wombwell to its Board of Directors.
     James C. Flores, 51, is Chairman of the Board, President and Chief Executive Officer of Plains Exploration & Production Company (NYSE: PXP). Mr. Flores has over 25 years of experience in the oil and gas business, including serving as Chairman and CEO of PXP since 2002. He also served as Chairman of the Board of Plains Resources, Inc. (now named Vulcan Energy Corporation) from 2001 to 2004 and is currently a director of Vulcan Energy.
     John F. Wombwell, 49, has served as Executive Vice President, General Counsel and Secretary of PXP since 2003. He was previously a partner at the national law firm of Andrews Kurth LLP and previously served as General Counsel with two publicly traded companies.
     McMoRan’s Co-Chairmen, James R. Moffett and Richard C. Adkerson said: “We are pleased to welcome Jim Flores and John Wombwell to McMoRan’s Board. We look forward to their guidance and counsel and are pleased to have the continued support and confidence of PXP as we work to create asset values and build on McMoRan’s success.”
     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of natural gas and oil in the shallow waters of the GOM Shelf and onshore in the Gulf Coast area. Additional information about McMoRan is available on its internet website “www.mcmoran.com”.
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